Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover and Sophie Pearson Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Strong First Quarter 2022 Results, Highlighted by 30% Increase in Recurring Revenue

Execution of Growth Strategy Drives Highest Quarterly Revenue Since 2018, Paving the Way for Continued Long-Term, Predictable Growth

BEDFORD, MASS. – April 26, 2022 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 and Recent Operational Highlights

•	Increased revenue 17% sequentially and 6% year-over-year to $4.7 million, the highest quarterly level since 2018.

•	Grew recurring revenue 30% year-over-year, driven by a 73% increase in subscription revenue over the same year-ago period through the expansion of existing and addition of new partners.

•	Increased recurring revenue as a percentage of total revenue from 54% over the last 12 months (LTM) ended December 31, 2021 to 57% over the LTM ended March 31, 2022.

•	Continued to secure long-term partnerships with strategic resellers, expanding Aware’s reach and footprint globally and positioning several new customers for full launches in the coming quarters.

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Adopted Flutter™ Version 2.10 in the Knomi® mobile biometric authentication platform, enabling quicker and more cost-effective deployment of customer applications that integrate Knomi’s state-of-the art authentication features.

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Formed a strategic partnership with cybersecurity software company MIRACL, in conjunction with a $2.5 million strategic investment in MIRACL’s parent company Omlis Limited, to extend the reach of Aware’s cloud-based biometric authentication technology and strengthen its product offering for the financial services market.

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Partnered with Anonybit, a decentralized biometric authentication platform, to address biometric data security concerns by collaborating on an offering that will enable privacy-preserving biometric deployments across a wide range of use cases.

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Knomi® awarded the 2022 BIG Innovation Award from the Business Intelligence Group and 2022 Future Digital Award from Juniper Research, owing to the innovative, highly functional solution for mobile passwordless authentication the platform offers.

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Exhibited Aware’s leading edge mobile passwordless authentication solutions utilizing Knomi® at Mobile World Congress in Barcelona, highlighting the benefits of biometrics for highly secure authentication.

First Quarter 2022 Financial Results

Revenue for the first quarter of 2022 was $4.7 million, an increase of 17% compared to $4.0 million in the fourth quarter of 2021 and an increase of 6% compared to $4.4 million in the same year-ago period. The year-over-year increase in revenue was primarily the result of higher subscription-based revenue as well as higher maintenance revenue.

Net loss in the first quarter of 2022 totaled $1.3 million, or $(0.06) per diluted share, which compares to a net loss of $1.3 million, or $(0.06) per diluted share, in the fourth quarter of 2021 and a net loss of $1.4 million, or $(0.07) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the first quarter of 2022 totaled $0.6 million, compared to adjusted EBITDA loss of $0.9 million in the fourth quarter of 2021 and adjusted EBITDA loss of $1.1 million in the same year-ago period. The year-over-year improvement in adjusted EBITDA loss was primarily the result of higher revenues.

Cash and cash equivalents totaled $25.1 million as of March 31, 2022, compared to $30.0 million as of December 31, 2021.

Management Commentary

“Our first quarter results demonstrate the additional progress we have made towards building a solid recurring revenue base as we continue to transition into a subscription-based SaaS platform company,” said Robert Eckel, Aware’s Chief Executive Officer. “The 73% year-over-year growth in subscription revenue reflects the ongoing expansion with new and existing partners. In addition, the capabilities of FortressID—whose integration into our portfolio continues—and our new partnerships with Anonybit and MIRACL accelerate our ability to comprehensively address the requirements of the financial services market—making our value proposition even more compelling.

“We are continuing to expand our reach into new geographies and end markets through our integrated reseller partnerships. As our financial results have demonstrated, our partner strategy has facilitated higher adoption of Aware’s offerings due to those partners’ well-established customer relationships and deep insights into their customers’ needs. Looking ahead, we are diligently working to build on our operational momentum in 2022 and remain focused on driving topline growth at a rate exceeding the biometric market Compound Annual Growth Rate (“CAGR”) of approximately 15%.”

Webcast

Aware management will host a webcast today, April 26, 2022, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Tuesday, April 26, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and software-as-a-service offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on the most diverse data sets in the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Software licenses	$2,628	$2,367
Software maintenance	1,661	1,536
Services	403	516

Total revenue	4,692	4,419

Costs and expenses:
Cost of sales	314	383
Research and development	2,424	2,396
Selling and marketing	1,781	1,652
General and administrative	1,461	1,437

Total costs and expenses	5,980	5,868

Operating loss	(1,288)	(1,449)
Interest income	9	1

Net loss	($1,279)	($1,448)

Net loss per share – basic	($0.06)	($0.07)
Net loss per share – diluted	($0.06)	($0.07)

Weighted-average shares – basic	21,642	21,494
Weighted-average shares – diluted	21,642	21,494

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$25,082	$29,963
Accounts and unbilled receivables, net	7,306	6,850
Tax receivable	1,411	1,411
Property and equipment, net	3,095	3,216
Goodwill and intangible assets, net	6,238	6,342
Note receivable	2,507	—
Other assets, net	985	591

Total assets	$46,624	$48,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,732	$2,192
Deferred revenue	3,300	3,740
Contingent acquisition payments	919	919
Total stockholders’ equity	40,673	41,522

Total liabilities and stockholders’ equity	$46,624	$48,373

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021.

AWARE, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(In thousands)

(unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
Net loss	($1,279)	($1,254)	($1,448)
Depreciation and Amortization	225	168	177
Stock based compensation	429	490	197
Interest Income	(9)	(1)	(1)
Benefit from income taxes	—	(269)	—

Adjusted EBITDA	($634)	($866)	($1,075)

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Aware is a registered trademark of Aware, Inc.

Flutter and the related logo are trademarks of Google LLC. Aware is not endorsed by or affiliated with Google LLC.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.